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                                                                    EXHIBIT 4(a)


This Contract has been issued by The Variable Annuity Life Insurance Company (VALIC) in consideration of the Application of the Contract Owner.

In return for Purchase Payment(s), VALIC will pay annuity and other benefits as provided in this Contract.

                      PLEASE READ YOUR CONTRACT CAREFULLY
                              See Index on Page 1



EXECUTED AT VALIC'S HOME OFFICE ON THE DATE OF ISSUE.


/s/  Cynthia Toles                          /s/ John A. Graf

  (Secretary)                               (President)


ANNUITY PAYMENTS AND ACCUMULATION VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. IN ADDITION, THE INITIAL INTEREST RATE IS GUARANTEED FOR A LIMITED PERIOD OF TIME AND THE NONFORFEITURE VALUES MAY INCREASE OR DECREASE BASED ON THE MARKET VALUE ADJUSTMENT FORMULA SPECIFIED IN THE CONTRACT.

             GROUP FIXED AND VARIABLE UNALLOCATED ANNUITY CONTRACT
                             - NON-PARTICIPATING -


This Contract is issued only in connection with retirement plans which qualify for favorable tax treatment under Section 401 or Section 3121 of the Internal Revenue Code.
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                                     INDEX

CONTRACT SCHEDULE
SECTION 1 DEFINITIONS
SECTION 2 PURCHASE PAYMENTS
     2.01     Purchase Payments
     2.02     Net Purchase Payments
     2.03     Allocation of Net Purchase Payments
SECTION 3 ACCUMULATION VALUE
     3.01     Accumulation Value
SECTION 4 SEPARATE ACCOUNT
     4.01     The Separate Account
     4.02     Variable Investment Options
     4.03     Changes to the Investment Funds of the Separate Account
     4.04     Valuation of Assets
     4.05     Change in Operation of the Separate Account
     4.06     Transfers From the Variable Investment Options
     4.07     Withdrawals From the Variable Investment Options
     4.08     Separate Account Charge
     4.09     Variable Accumulation Value
     4.10     Accumulation Unit
     4.11     Accumulation Unit Value
SECTION 5 GENERAL ACCOUNT
     5.01     General Account
     5.02     General Account Accumulation Value
     5.03     Interest Credited
     5.04     Deferral of Payments or Transfers From the General Account
     5.05     Transfers From the General Account
     5.06     Withdrawals From the General Account
SECTION 6 GENERAL PROVISIONS
     6.01     The Contract
     6.02     Assignment
     6.03     Non-Participation in Surplus
     6.04     Incontestability
     6.05     Written Notices to Us
     6.06     Modification of Contract
     6.07     Reports
     6.08     Suspension of Payments
     6.09     Proof of Survival
     6.10     Taxes
SECTION 7 ANNUITIES
     7.01     Annuity Purchase
     7.02     Form of Annuity

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                               CONTRACT SCHEDULE

Contract Owner:   [County Name]

Contract Number:  [SP023456]

Date of Issue:    [01/01/2001]

Separate Account Charge:   Equal on an annual basis to [0 - 1.7] % of the daily
                           net asset value of the Separate Account

Separate Account: [Name of separate account]

General Account:
         Minimum Guaranteed Interest Rate: 3%
         Free Withdrawal Percentage: [20%]
         Market Value Adjustment Factor: (1 + A)/5/ divided by (1 + B)/5/

              Where A = the average 10 year Treasury Constant Maturity Series rate computed as an average of such rates as of the last business day of the last 60 complete calendar months or the number of complete months since the Contract issue if less, determined as of the time of the transaction.

              Where B = the 10 year Treasury Constant Maturity Series rate determined as of the last business day of the calendar month prior to the transaction.


The market value adjustment may be either positive or negative. If the average 10 Year Treasury Constant Maturity Series interest rate (as defined above) is higher at the time of surrender or withdrawal than such rate at the time of issue, the adjustment will be downward. If the 10 Year Treasury Constant Maturity Series interest rate is lower at the time of surrender than such rate at issue, the adjustment will be upward. Any negative adjustment will be waived to the extent it decreases the surrender value below the minimum guaranteed rate of 3%.

Service Office:

        VALIC
        c/o [Name of Service Agent ]
        [Address of agent]
        [line two of address]

                                       3
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                            SECTION 1 - DEFINITIONS

Accumulation Unit - An accounting unit of measure used to calculate the Accumulation Value.

Accumulation Value - The dollar value of all amounts accumulated under this Contract.

Annuity - A series of monthly payments to a Participant which continue for a specified period of time or for the life of the Participant in accordance with the Annuity Form elected by the Participant.

Business Day - Each day that the Company and the New York Stock Exchange are open for business.

Code - The Internal Revenue Code of 1986, as amended.

Company Reference - "We," "Our," "Us," or "VALIC," means The Variable Annuity Life Insurance Company.

Contract Owner - The employer or other entity that makes application for this Contract. Any reference to "You" or "Your" means the Contract Owner or designated administrator.

Contract Year - The twelve month period beginning on the Date of Issue (shown on the Policy Schedule) and ending on the day before the same date in the next calendar year; and each succeeding twelve month period.

General Account - The assets of VALIC other than those in the Separate Account or any other segregated asset account.

Home Office - The principal office of VALIC.

Investment Fund - An investment portfolio which is the underlying investment medium for a variable investment option available under this Contract.

Participant - A person who participates under this Contract pursuant to a Plan.

Plan - A plan adopted by an employer for its employees which qualifies for favorable tax treatment under Section 401 of the Code for which this Contract is issued.

Purchase Payment - An amount paid into this Contract.

Separate Account - A segregated asset account established under the Texas Insurance Code which is designated on the Contract Schedule.

Service Office - The office of the Company to which Purchase Payments and notices are sent.

                                       4
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                         SECTION 2 - PURCHASE PAYMENTS

2.01 Purchase Payments - Purchase Payments may be made at any time to Our Service Office while this Contract is in force. We require no payment beyond the first. There is no penalty if any planned Purchase Payments are omitted or stopped.

2.02 Net Purchase Payments - We may deduct amounts from Purchase Payments for any applicable premium taxes. We then allocate Your Net Purchase Payments in accordance with Section 2.03 below.

2.03 Allocation of Net Purchase Payments - The Contract Owner, or its designated administrator, will advise Us at Our Service Office of the allocation of the net Purchase Payments among the available Variable Investment Options and/or Our General Account. Allocations must be in whole percentages. Until such designation is made, net Purchase Payments will be placed in the General Account.

                        SECTION 3 - ACCUMULATION VALUE

3.01 Accumulation Value - The Accumulation Value is the dollar value of all amounts accumulated under this Contract. The Accumulation Value reflects Purchase Payments, the investment experience of the selected Variable Investment Options, the interest credited on that portion of the Accumulation Value that is held in the General Account, the charges deducted from the Separate Account, and any withdrawals made from the Contract.

                         SECTION 4 - SEPARATE ACCOUNT

4.01 The Separate Account - The Separate Account is a separate investment account of VALIC. It is shown on the Contract Schedule. That portion of the assets of the Separate Account equal to the reserves of the Separate Account shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against such Account without regard to Our other income, gains or losses.

4.02 Variable Investment Options - The Separate Account is divided into a series of Variable Investment Options. Each Variable Investment Option represents a different investment objective which can be selected by the Contract Owner. Variable Investment Options are based upon the Investment Funds available within the Separate Account. Investment returns on Variable Investment Options may be positive or negative.

                                       5
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4.03     Changes to the Investment Funds of the Separate Account - We may, from time to time, add additional Variable Investment Options. You may be permitted to transfer Your Accumulation Value to the additional Variable Investment Option(s). However, the right to make any transfer will be limited by any terms and conditions in effect at the time of transfer.

         If the shares of any of the Investment Funds become unavailable for investment by the Separate Account, or We deem further investment in these shares inappropriate, We may limit further purchase of such shares or substitute shares of another investment option for shares already purchased under this Contract.

4.04 Valuation of Assets - Assets of the Separate Account are valued at their fair market value in accordance with our procedures.

4.05 Change in Operation of the Separate Account - We reserve the right to modify the structure or operation of the Separate Account. In such an event, We guarantee that such modification will not affect the value of Your Contract.

4.06 Transfers From the Variable Investment Options - You may transfer all or part of Your Accumulation Value in a Variable Investment Option to another Variable Investment Option or to Our General Account without the imposition of any fee or charge. All transfers are subject to the following:

         (a) Transfers will be effected at the end of the Business Day when We receive a transfer request in good order at Our Service Office.

         (b) We are not liable for a transfer made in accordance with Your instructions.

         (c) Transfers do not change the allocation instructions for future Purchase Payments unless You specifically inform Us.

         (d) We reserve the rights to modify the transfer privilege to treat transfer requests based on their separate components (a redemption order with a request for purchase of another Variable Investment Option). In such a case, the redemption order would be processed at the source Variable Investment Option's next determined Accumulation Unit. However, the purchase into the new Variable Investment Option would be effective at the next determined Accumulation Unit Value only after We receive proceeds from the source Variable Investment Option, or We otherwise receive cash on behalf of the source Variable Investment Option.

         (e) We reserve the right to require transfers to be at least 30 days apart.

                                       6
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         (f)    We reserve the right at any time and without prior notice to any party to terminate, suspend or modify the transfer privilege.

4.07 Withdrawals From the Variable Investment Options - While this Contract is in force, we will, upon written request to Our Service Office, by the Contract Owner, allow the withdrawal of all or a portion of the Accumulation Value without the imposition of any fee or charge. Withdrawals will be made from the Variable Investment Options and the General Account in accordance with Your direction.

4.08 Separate Account Charge - We deduct from the Separate Account each Business Day a Separate Account Charge which is shown on the Contract Schedule.

4.09 Variable Accumulation Value - Your Variable Accumulation Value is the sum of Your Accumulation Values allocated to the Variable Investment Options. The value in each Variable Investment Option is determined by multiplying the number of Accumulation Units attributable to a Variable Investment Option by the Accumulation Unit Value for the Variable Investment Option.

4.10 Accumulation Unit - An Accumulation Unit is a measuring unit for amounts allocated to a Variable Investment Option before annuity payments begin. The value of an Accumulation Unit will vary with the net investment return of the respective underlying Investment Fund. Accumulation Units may be credited to the Contract due to a Purchase Payment or a transfer from another Investment Option. The number of Accumulation Units credited is determined by dividing the dollar amount of the transaction by the Accumulation Unit Value for that Variable Investment Option at the next computed value. Transfers out of and withdrawals from an Investment Option will result in a reduction of Accumulation Units.

4.11 Accumulation Unit Value - The Accumulation Unit Value is the value of one Accumulation Unit of a Variable Investment Option. We will calculate it each Business Day. The value of an Accumulation Unit of a Variable Investment Option is the Accumulation Unit Value last computed, multiplied by one plus the Investment Rate for the period. The Investment Rate may be positive or negative.

         The Investment Rate is the change in the value of the Investment Fund's portfolio (capital gains and losses whether or not realized and investment income) since the last computation, divided by the amount of assets at the beginning of the period, less a factor for:

         (a) the Separate Account Charge for the period shown on the Contract Schedule, and

         (b) any taxes attributable to the Separate Account or reserve held for such taxes.

                                       7
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                          SECTION 5 - GENERAL ACCOUNT

5.01 General Account - You can elect to have Purchase Payments allocated to Our General Account. While this Contract is in force you can transfer Accumulation Value from the Separate Account to the General Account, subject to the provisions of the Contract.

5.02 General Account Accumulation Value - Your General Account Accumulation Value at any time is equal to:

         (a)      the Purchase Payments allocated to the General Account; plus

         (b)      the Accumulation Value transferred to the General Account;
                  plus

         (c) interest credited to Your Accumulation Value in the General Account; less

         (d) any withdrawal of Accumulation Value from the General Account and less any reduction of Accumulation Value due to the withdrawal; less

         (e) any Accumulation Value transferred from the General Account to the Separate Account; less

         (f) any premium or other applicable taxes deducted from the Accumulation Value held in the General Account.

5.03 Interest Credited - We will credit interest to Accumulation Value held in the General Account as follows: periodically, but not less than annually, We will declare interest rates that apply either to the entire Accumulation Value held in the General Account, or separately to amounts accumulated in separate time periods. We guarantee that the interest to be credited will not be less than the Minimum Guaranteed Interest Rate shown on the Contract Schedule. We may credit additional interest at Our discretion.

5.04 Deferral of Payments or Transfers from the General Account - We reserve the right to defer payment for a surrender or transfer from the General Account for the period permitted by law but for not more than six months.

5.05 Transfers From the General Account - While this Contract is in force, We will upon written request to Our Service Office by the Contract Owner, allow You to transfer all or part of Your Accumulation Value in the General Account to a Variable Investment Option without the imposition of any fee or charge. Any such transfers from the General Account to a Variable Investment Option are subject to the conditions set forth in Section 4.06.

                                       8
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5.06     Withdrawals From the General Account - While this Contract is in force,
         We will upon written request to Our Service Office by the Contract Owner, allow the withdrawal from the Contract of all or a portion of the Accumulation Value in the General Account. Such transactions are subject to the following:

         (a) For transactions made during the first Contract Year, You can make withdrawals free from any charge or adjustment of value.

         (b) For transactions made after the first Contract Year, You can withdraw each Contract Year up to a total of the Free Withdrawal Percentage shown on the Contract Schedule of the Accumulation Value in the General Account as of the last Contract Anniversary, free from any charge or adjustment of values.

         (c) For all transactions above the Free Withdrawal Percentage described in (b) above, a Market Value Adjustment will apply. The Market Value Adjustment Factor is set forth on the Contract Schedule. The amount requested to be withdrawn is multiplied by the Market Value Adjustment Factor.

         (d) In no event will a Market Value Adjustment apply to any withdrawals of Accumulation Value in the General Account used to buy Annuities under this Contract for Participants.

                        SECTION 6 - GENERAL PROVISIONS

6.01 The Contract - The entire Contract consists of this Contract and the Application, a copy which is attached. This Contract is subject to the provisions of the Plan.

6.02 Assignment - In no event may any rights under this Contract be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any purpose to any person other than to Us, or to a trustee or other person exercising ownership rights solely by reason of the terms of the Plan under which this Contract is issued. The benefits, value, and rights under this Contract are not subject to any creditor claims to the fullest extent permitted by law. To the extent permitted by the Code and applicable law, We will make a withdrawal payable to a third party upon Your request.

6.03 Non-Participation in Surplus - This Contract will not share in any distribution of profits or surplus of the Company.

6.04     Incontestability - This Contract is incontestable.

6.05 Written Notices to Us - Except as specifically provided otherwise, any notice of change, election, choice, option or other exercise of right given under the Contract must be in writing on a form provided by Us, or on a form and in a manner acceptable to Us. Such notice will be effective when it is received at Our Service Office.

6.06 Modification of Contract - This Contract may not be changed by the Company without the consent of the Contact Owner except as may be required or deemed advisable to do so in order to conform the Contract to applicable law. No agent has the authority to change this Contract or waive any of its provisions. Only the President or a Vice President of VALIC may change this Contract. Any such changes must be in writing.

6.07 Reports - We will furnish the Contract Owner with a report showing the Contract Value at least once each calendar year.

6.08 Suspension of Payments - We reserve the right to suspend payments under the Separate Account for any period when:

         (a) the New York Stock Exchange is closed (other than customary weekend and holiday closings);

         (b)   when trading on the exchange is restricted; or

         (c) when an emergency prevents disposal of securities held in the Separate Account or it is not reasonably practicable to determine the value of the Separate Account's net assets.

6.09 Proof of Survival - We reserve the right to require satisfactory proof that the Participant and any payee is alive on the date any Annuity Payment is due. If this proof is not received after requested in writing, VALIC will have the right to make reduced payments or to withhold payments entirely until such proof is received.

6.10 Taxes - Any taxes paid to any governmental entity will be charged against the Contract Value. We will, in Our sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account, receipt by Us of Purchase Payments or commencement of Annuity Payments. We may, in Our sole discretion, pay taxes when due and deduct that amount from the Accumulation Value at a later date. Payment at an earlier date does not waive any right We may have to deduct amounts at a later date.

                                      10
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                             SECTION 7 - ANNUITIES

7.01 Annuity Purchase - At Your option, all or part of any amount payable under this Contract or any amount available under the Plan, may be used to buy Annuities under this Contract for Participants. Annuities may be purchased in any form then offered by Us. We will use Our applicable settlement option rates based on a 3% assumed interest rate and the latest group annuity mortality table approved for use in the state where the Contract is issued.

7.02 Forms of Annuity - We will issue a certificate to You for delivery to the Participant. The certificate sets forth the terms of the Annuity to which such Participant is entitled. If any fact pertaining to the purchase of an Annuity is misstated, such Annuity may be adjusted by Us to reflect the correct facts. We have no liability for any Annuity payments for which we have not received the full premium due, based on the correct facts.

                                      11